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                                                                    Exhibit 99.4



                               OFFER TO EXCHANGE
               9 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2011
                     (REGISTERED UNDER THE SECURITIES ACT)
                          FOR ANY AND ALL OUTSTANDING
               9 1/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2011
                                       OF
                                  DAVITA INC.


To Our Clients:

     Enclosed is a Prospectus, dated __________, 2001, of DaVita Inc., a Delaware corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 9 1/4% Series B Senior Subordinated Notes due 2011 (the "Series B Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 9 1/4% Series A Senior Subordinated Notes due 2011 (the "Series A Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

     PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ____________, 2001 UNLESS EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Series A Notes being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Series A Notes held by us for your account. A tender of such Series A Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Series A Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Series A Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of Series A Notes will represent to the Company that:

     (i)     The holder is not an "affiliate" of the Company,
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     (ii)    Any Series B Notes to be received by it are being acquired in the ordinary course of its business, and

     (iii) The holder has no arrangement or understanding with any person to participate, and is not engaged and does not intent to engage, in a distribution (within the meaning of the Securities Act) of such Series B Notes.

     If the tendering holder is a broker-dealer that will receive Series B Notes for its own account in exchange for Series A Notes, you will represent on behalf of such broker-dealer that the Series A Notes to be exchanged for the Series B Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B Notes. By acknowledging that it will deliver, and by delivering, a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B Notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


                              Very truly yours,

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